CERTIFICATE OF AMENDMENT

                                       OF

                            ARTICLES OF INCORPORATION

                                       OF

                         IVG PRODUCT TECHNOLOGIES, INC.

          (Pursuant to NRS 78.385 and 78.390 - after issuance of stock)


     The undersigned being the President and Secretary of IVG Product Technologies, Inc., a Nevada Corporation, hereby certifies that by unanimous vote of the Board of Directors and a unanimous vote of the stockholders obtained on July 29, 2002, it was voted that this Certificate of Amendment of Articles of Incorporation be filed.

     The undersigned further certify that ARTICLE "ONE" and ARTICLE "THREE" of the Articles of Incorporation, originally filed on July 24, 2002, are amended and restated to read as follows:

ARTICLE  "ONE"  is  hereby  amended  and  restated  to  read  as  follows:

     "The  name  of  this  corporation  is  GEEWHIZ,  INC."

ARTICLE  "THREE"  is  hereby  amended  and  restated  to  read  as  follows:

     "The total authorized capital stock of the Corporation shall consist of 100,000,000 shares of Common Stock, $0.001 par value and 5,000,000 shares of Preferred Stock, $0.001 par value.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

The undersigned hereby certify that they have on this 29th day of July, 2002 executed this Certificate amending the Articles of Incorporation heretofore filed with the Secretary of State of Nevada.


                         /s/ Elorian Landers
                         ____________________________________________
                         Elorian  Landers,  President  and  Secretary